Exhibit 10(f)

TO:     [Executive Name]

August     , 2008

NOTICE OF 2009-10-11

LONG TERM INCENTIVE (LTI) AWARD

UNDER PERFORMANCE BONUS PLAN

On August 13, 2008, the Human Resources and Compensation Committee of the Board of Directors (“Committee”) of Parker-Hannifin Corporation (“Company”) granted you a Long Term Incentive (“LTI”) award (“Award”) under the Company’s Performance Bonus Plan (the “Bonus Plan”). Payments made pursuant to the Plan qualify as “performance-based compensation” for purposes of Section 162(m) of the Internal Revenue Code of 1986 and Section 1.162-27 of the Treasury Regulations. Your Award is in the target amount of              (“Target Amount”) restricted shares of common stock of the Company (“Restricted Shares”), to be issued under, and subject to, the Parker-Hannifin Corporation 2003 Stock Incentive Plan (“SIP”), and the following terms and conditions:

1. Your payout under the Award (“Payout”) will be based on the Company’s performance in comparison to other companies in its peer group as listed on attached Exhibit A (“Peers”) for the performance measures indicated below (“Performance Measures”) during fiscal years 2009, 2010 and 2011 (“Performance Period”). The Target Amount will be weighted (“Weighted Target”) for each Performance Measure as follows:

Performance Measure	Weight
Compound Annual Revenue Growth	20%
Compound Annual Earnings Per Share (EPS) Growth	40%
Return on Capital (ROC)	40%

Compound Annual Revenue Growth, Compound Annual EPS Growth and ROC of the Company and the Peers are calculated by reference to sales and income from continuing operations. All Performance Measures shall be computed under, or reconciled to, US GAAP.

Your Payout will be made in the form of Restricted Shares of 100% of the Weighted Target for each Performance Measure if the Company ranks in the 50th percentile among the Peers in the applicable Performance Measure. Percentile rankings above or below the 50th percentile for the Performance Period among the Peers for any Performance Measure will result in a lesser or greater Payout for each Weighted Target in accordance with the following table:

Percentile Ranking:	≤35	42.5	50	62.5	≥75
Payout %:	0	50	100	150	200

For each Performance Measure, the Company’s ranking must be above the 35th percentile among the Peers for the Performance Period in order to receive any Payout for the applicable Weighted Target. The total Payout will be equal to the sum of the Payouts earned under each of the Performance Measures.

Peers which do not publish stand-alone financial results for the entire Performance Period as a result of going private, acquisition, or any similar transaction will be removed from the list of Peers. Peers which merge during the Performance Period will remain as Peers only if they are the surviving entity of the merger. Any Peer which has publicly announced the need to restate its financial statements for any portion of the Performance Period, but has not yet published such restatement, will be excluded from the Peer comparisons for any Performance Measure in which its result is better than the Company’s result. Any Peer which has not published financial statements for the entire Performance Period due to the publicly announced need to restate its financial statements will be removed from the list of Peers.

2. Except as otherwise provided below, you will receive the Payout in the form of Restricted Shares within 30 days following certification of the calculation of the Performance Measures and the Payout by the Committee after the end of the Performance Period, but in no event later than two and a half months from the end of the Performance Period. In certain circumstances, the Committee may in its discretion reduce the Payout.

3. The Restricted Shares will be subject to the terms and conditions, if any, imposed by the Committee upon issuance at Payout.

4. If you retire (at or after age 60, or earlier with the consent of the Committee), die or become disabled during the Performance Period, you will be entitled to receive a portion of the Payout under this Award based on the number of full calendar quarters you worked in an eligible position during the Performance Period.

5. Termination of employment for any other reason during the Performance Period will result in forfeiture of your Award.

6. In the event of a “Change in Control” of the Company (as defined in the SIP), you will receive the Payout under the Award within fifteen (15) days following the date of the Change in Control equal to the greater of (a) the Target Amount of Restricted Shares; or (b) the number of Restricted Shares that would have been issued had the Company’s percentile ranking among the Peers for each of the Performance Measures during the Performance Period through the end of the fiscal quarter immediately preceding the date of the Change in Control continued throughout the Performance Period at the same level.

7. Your Award is subject to all terms, conditions and provisions of the Bonus Plan, the SIP and this Award. In the event of any conflict between their respective terms, conditions and provisions the Bonus Plan shall control.

Please acknowledge receipt of this Award, and indicate your agreement with its terms, by signing below and returning a copy to me as soon as possible.

Sincerely yours,

Thomas A. Piraino, Jr.
Vice President, General Counsel and Secretary

Receipt Acknowledged and Agreed:

Date:
[Executive Name]

EXHIBIT A

TO

2009-10-11 LONG TERM INCENTIVE (LTI) AWARD

UNDER PERFORMANCE BONUS PLAN

PEERS

Caterpillar Inc.

Cooper Industries, Ltd.

Cummins Inc.

Danaher Corporation

Deere & Company

Dover Corporation

Eaton Corporation

Emerson Electric Co.

Flowserve Corporation

Goodrich Corporation

Honeywell International Inc.

Illinois Tool Works Inc.

Ingersoll-Rand Company Limited

ITT Industries, Inc.

Johnson Controls, Inc.

Pall Corporation

Rockwell Automation, Inc.

SPX Corporation

Textron Inc.

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